Exhibit 99.1

Equillium Reports Second Quarter 2023 Financial Results and Provides Corporate and Clinical Updates

$48.4 million in cash at the end of Q2 2023 expected to provide operating runway into 2025

Fully prepaid and retired debt facility

Authorized $7.5 million stock repurchase program

LA JOLLA, California, August 9, 2023 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced financial results for the second quarter 2023 and provided corporate and clinical development updates.

“We continue to advance our pipeline of wholly-owned and partnered clinical programs, and have deleveraged our balance sheet through the prepayment of our outstanding debt in the second quarter of 2023,” said Bruce Steel, chief executive officer at Equillium. “Additionally, we recently announced a stock repurchase program which demonstrates our belief in the intrinsic value and potential of Equillium, particularly in light of our strong cash position, reduced operating burn and potential for additional near-term cash income related to our strategic partnership with Ono Pharmaceutical. We believe the stock repurchase program can potentially create stockholder value without meaningfully affecting our cash runway and has the potential to be accretive if Ono exercises its option to acquire itolizumab.”

Mr. Steel added, “We also have multiple anticipated upcoming milestones, including initial data from the EQ101 Phase 2 study in alopecia areata expected before the end of this year. While we continue to view the multi-cytokine programs as a significant source of long-term value, we remain highly engaged in the ongoing development of itolizumab and plan to report topline data from the EQUALISE study in lupus nephritis, which is fully enrolled, in early 2024, and remain on track for the interim review of the Phase 3 EQUATOR study during 2024. The EQUALISE and EQUATOR milestones will establish Ono’s option exercise timeline for itolizumab, which if exercised would result in a payment of approximately $351 million and significantly extend Equillium’s cash runway.”

Highlights Since Beginning of Second Quarter:

•
Promoted Maple Fung, M.D., from SVP of Clinical Development to the position of Chief Medical Officer, where she will oversee Equillium’s clinical development programs and the ongoing integration of the Company’s development and translational research efforts to advance programs through all phases of clinical development.
•
Announced a poster presentation at IMMUNOLOGY2023, the annual meeting of The American Association of Immunologists, highlighting that EQ102 selectively blocks IL-15 and IL-21 signaling while preserving signaling of other gamma chain family members. The data suggests that selective blockade of IL-15 and IL-21 inhibits the synergistic signaling that mediates NK and T cell responses in multiple immune disorders including celiac disease.
•
Announced an ePoster presentation at the 49th Annual Meeting of the European Society for Blood and Marrow Transplantation highlighting data from the EQUATE study in acute graft-versus-host disease (aGVHD). The data demonstrate Day 29 response rates were associated with improved

1 Option exercise payment is denominated in Japanese yen (5 billion) and subject to currency exchange rates at the time of payment.

progression-free survival through 1 year and that itolizumab combined with systemic corticosteroids was associated with high rates of overall clinical response.

Anticipated Upcoming Milestones:

•
EQ101: Phase 2 clinical study in subjects with alopecia areata – initial data anticipated in 2H 2023, topline data anticipated in mid-2024
•
EQ102: Phase 1 first-in-human study in healthy volunteers and subjects with celiac disease – single ascending dose/multiple ascending dose data anticipated in 2H 2023, celiac disease patient data anticipated in 2024
•
Itolizumab: EQUALISE lupus nephritis topline data anticipated in early 2024, EQUATOR aGVHD interim review anticipated in 2024

Second Quarter 2023 Financial Results

Revenue for the second quarter of 2023 was $9.1 million, which was derived from itolizumab development funding from Ono Pharmaceutical Co, Ltd. (Ono) and amortization of the upfront payment from Ono.

Research and development (R&D) expenses for the second quarter of 2023 were $9.6 million, compared with $9.5 million for the same period in 2022. The increase was primarily due to greater clinical development expenses driven by the EQ101, EQ102 and EQUATOR clinical studies partially offset by lower costs for our other itolizumab (EQ001) studies, and further offset by a greater estimated Australian R&D tax incentive benefit, a decrease in non-clinical research expenses, and a decrease in employee compensation and benefits related to lower headcount.

General and administrative (G&A) expenses for the second quarter of 2023 were $3.1 million, compared with $4.1 million for the same period in 2022. The decrease was primarily driven by lower employee compensation and benefits, legal and other professional fees, and consulting expenses.

Net loss for the second quarter of 2023 was $3.3 million, or $(0.10) per basic and diluted share, compared with a net loss of $14.1 million, or $(0.41) per basic and diluted share for the same period in 2022. The decrease in net loss was primarily attributable to revenue related to the Ono partnership recognized in the second quarter of 2023, whereas no such revenue was recorded in the second quarter of 2022 as it was prior to the Ono partnership. Lower total operating expenses and greater interest income in the second quarter of 2023 also contributed to the decrease in net loss compared to the same period last year.

Cash, cash equivalents and short-term investments totaled $48.4 million as of June 30, 2023, compared to $62.0 million as of March 31, 2023. Net cash used in operating activities in the second quarter of 2023 was $6.2 million. Net cash used in financing activities in the second quarter of 2023 was $7.6 million, which was driven by the prepayment and retirement of our former debt facility. Equillium believes that its cash, cash equivalents and short-term investments as of June 30, 2023, including after giving effect to its stock repurchase program, will be sufficient to fund its operations into 2025.

About Multi-Cytokine Platform and EQ101 & EQ102

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a first-in-class, selective, tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets targeting immuno-inflammatory pathways. EQ101: a tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ102: a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21; currently under evaluation in a Phase 1 first-in-human clinical study to include healthy volunteers and celiac disease patients. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd. for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of

Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding Equillium’s plans for developing EQ101 and EQ102 and the expected timing of results from the Phase 2 and Phase 1 clinical studies, respectively, Equillium’s plans for developing itolizumab and the expected timing of results from the EQUATOR and EQUALISE studies, anticipated upcoming milestones, the potential benefits of the stock repurchase program, the intrinsic value and potential of Equillium to generate long-term stockholder value, the potential for additional near-term cash income under the asset purchase agreement entered into between Equillium and Ono, the fluctuation of the foreign exchange rate, Equillium’s cash runway, and the potential benefits of Equillium’s product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that initial and interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; risks and uncertainties regarding whether, when and on what terms Equillium repurchases its shares of common stock under the stock repurchase program; whether Equillium is able to grow its business and increase stockholder value over time; risks related to Ono’s financial condition, willingness to continue to fund the development of itolizumab, and decision to exercise its option, if ever, to purchase itolizumab or terminate the asset purchase agreement; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact

Equillium, Inc.

Michael Moore

Vice President, Investor Relations Officer & Head of Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash, cash equivalents and short-term investments	$48,378	$71,023
Accounts receivable	3,743	2,838
Prepaid expenses and other assets	5,651	3,369
Operating lease right-of-use assets	992	1,191
Total assets	$58,764	$78,421
Current liabilities
Accounts payable and other current liabilities	$10,979	$17,338
Current portion of deferred revenue	14,239	14,700
Total current liabilities	25,218	32,038
Long-term deferred revenue	5,956	10,378
Other long-term liabilities	609	4,063
Total liabilities	31,783	46,479
Total stockholders' equity	26,981	31,942
Total liabilities and stockholders' equity	$58,764	$78,421

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$9,124	$-	$18,003	$-
Operating expenses:
Research and development	9,610	9,488	18,882	20,251
Acquired in-process research and development	-	-	-	23,049
General and administrative	3,105	4,064	6,820	7,581
Total operating expenses	12,715	13,552	25,702	50,881
Loss from operations	(3,591)	(13,552)	(7,699)	(50,881)
Other income (expense), net	256	(577)	484	(665)
Loss before income taxes	(3,335)	(14,129)	(7,215)	(51,546)
Income tax expense	8	-	68	-
Net loss	$(3,343)	$(14,129)	$(7,283)	$(51,546)
Net loss per common share, basic and diluted	$(0.10)	$(0.41)	$(0.21)	$(1.56)
Weighted-average number of common shares outstanding, basic and diluted	34,449,769	34,292,642	34,432,057	33,085,917